Exhibit 23.7

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the references to our firm in this registration statement on Form S-4 of Parsley Energy, Inc. and any amendments thereto (the “Registration Statement”) and to the incorporation by reference in the Registration Statement of our reports dated January 16, 2019 and January 28, 2020, with respect to the estimates of proved reserves, future production and income attributable to certain leasehold and royalty interests of Jagged Peak Energy LLC as of December 31, 2018 and December 31, 2019, respectively, and data extracted therefrom. We hereby further consent to the use of our name in the “Experts” section of the related prospectus, which constitutes a part of such Registration Statement.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

December 2, 2020